Exhibit 23.3

CONSENT OF NORTHSTAR RESEARCH PARTNERS

Northstar Research Partners (“Northstar”) hereby consents to the use of Northstar’s name and data from the research conducted by Northstar on behalf of Tumi Holdings, Inc. (the “Company”) in the Company’s Registration Statement on Form S-1 (Registration No. 333-178466) and any amendments thereto.

January 24, 2012

NORTHSTAR RESEARCH PARTNERS

By:	/s/ Jim Neuwirth
	Name:	Jim Neuwirth
	Title:	President & Chief Executive Officer